               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                 _______________________________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934

                  _____________________________


Date of report (Date of earliest event reported) May 24, 1999
                                                 ------------------
                           ALTEON INC.
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       (Exact Name of Registrant as Specified in Charter)


       Delaware              0-19529             13-3304550
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(State or Other Juris-     (Commission         (I.R.S. Employer
diction of Incorporation)  File Number)       Identification No.)



170 Williams Drive, Ramsey, New Jersey                      07446
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(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code (201) 934-5000
                                                    ---------------

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  (Former Name or Former Address, If Changed Since Last Report)

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Item 5. Other Events.

     On May 24, 1999, Alteon Inc. issued the following press release:

                    "ALTEON TO SEEK NEW PARTNER
              FOR CONTINUED DEVELOPMENT OF PIMAGEDINE

"Ramsey, New Jersey, May 24, 1999 - Alteon Inc. (Nasdaq: ALTN) announced today that after meeting with its clinical consultants and the U.S. Food and Drug Administration (FDA) it has decided to seek a new corporate partner to help fund the continued development of pimagedine, a compound designed to inhibit the progression of kidney disease in Type I diabetic patients. Alteon will explore the possibility of a Phase III pivotal trial program with proteinuria (urinary protein) as a primary endpoint, although the detailed clinical strategy has yet to be determined. Additionally, a European clinical strategy for the compound is being evaluated.

"Analyses of a pivotal Phase III trial of pimagedine in Type 1 diabetic patients with kidney disease (ACTION I) show that although pimagedine reduced the risk of doubling of serum creatinine, it did not reach statistical significance in this primary endpoint. Pimagedine therapy did result in a statistically significant and clinically meaningful reduction of urinary protein excretion. Pimagedine also reduced, to a statistically significant extent, LDL cholesterol and triglycerides as well as the progression of retinopathy. In addition, diastolic blood pressure, not prospectively defined as clinical endpoint, was reduced in a statistically significant manner. Patients in the ACTION I trial were exposed to optimal medical therapy, including the use of ACE inhibitors, the only therapy approved for diabetic nephropathy as well as tight glycemic and blood pressure control. Pimagedine results were over and above this standard treatment.

"'The therapeutic options available to the Type 1 diabetic patient population with progressive kidney disease are limited,' said Kenneth I. Moch, President and Chief Executive Officer of Alteon, 'and therefore we believe it is imperative to continue pimagedine's development.'

"Data analyses from the ACTION I trial of pimagedine provide strong evidence of pimagedine's activity in proteinuria, a secondary endpoint of the ACTION I trial. Recently the National Kidney Foundation (NKF) issued a statement recommending routine testing for proteinuria, especially in high risk groups, such as people with diabetes, high blood pressure or close relative of individuals with those conditions. According to the position paper issued as part of NKF's Proteinuria Albuminuria Risk Assessment Detection and Elimination (PARADE) program, excess protein in the urine is not just an indicator of kidney disease, it is also the cause of progressive loss of kidney function. Additionally, proteinuria is an early warning sign of stroke and heart disease. Therefore, strategies to reduce the levels of protein in the urine can slow down the rate of kidney failure and decrease other health risks.

"'We are expanding active discussions with major pharmaceutical and biotechnology companies in the U.S. and abroad regarding potential partnerships for pimagedine as well as for A.G.E. crosslink breaker compounds,' said Mr. Moch. 'We will direct Alteon's current resources to the development of ALT-711, our lead A.G.E. crosslink breaker, as well as advancing our series of glucose lowering agents. ALT-711 has completed a series of Phase I human clinical testing and is expected to enter Phase II trials this year. We will soon be issuing the final report from the Phase I program.'

"Alteon is a leader in the discovery and development of pharmaceutical products for the treatment of the complications of diabetes and age-related diseases. Alteon's proprietary technology focuses on Advanced Glycosylation End-products, or A.G.E.s, formed as a result of circulating blood glucose reacting with proteins. A.G.E.s have been shown to be a causative factor in many of the complications of diabetes and age-related diseases, including kidney disease, nerve damage, atherosclerosis and retinopathy. Alteon's approach is to inhibit or break A.G.E.s or their chemical crosslinks, thereby potentially impacting such disease states. The company is continuing its evaluation of its lead A.G.E.-formation inhibitor, pimagedine, based on the results of the Phase III trial of pimagedine in Type 1 diabetic patients with progressive kidney disease. Alteon's lead A.G.E. crosslink breaker, ALT-711, has completed a series of Phase I human clinical trials and is expected to enter Phase II trials in 1999. Alteon is also pursuing the development of a novel series of glucose lowering agent (GLA) compounds.

                               # # #

"Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development, regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Actual results, events or performances may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

              "This press release is also available at
                    http://www.alteonpharma.com"



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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Alteon Inc.


                              By: /s/ Kenneth I. Moch
                                  -------------------------------
                                  Kenneth I. Moch
                                  President and
                                  Chief Executive Officer


Date: June 1, 1999